UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2026

 SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square, Suite 2503 New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 200-5278

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On June 24, 2026, SELLAS Life Sciences Group, Inc. (the “Company”) entered into (i) an amendment (the “Stergiou Amendment”) to that certain employment agreement effective as of July 1, 2019 (the “Stergiou Employment Agreement”), by and between the Company and Dr. Angelos Stergiou, the Company’s President and Chief Executive Officer, (ii) an amended and restated severance and change of control letter agreement with John Burns, the Company’s Senior Vice President and Chief Financial Officer (the “Burns Agreement”), and (iii) an amended and restated severance and change of control letter agreement with Dr. Dragan Cicic, the Company’s Senior Vice President and Chief Development Officer (the “Cicic Agreement” and collectively with the Stergiou Amendment and the Burns Agreement, the “Agreements”). The Agreements were approved by the Board of Directors (the “Board”) of the Company, upon recommendation of the Compensation Committee of the Board, following a review with the Company’s independent compensation consulting firm of certain market and competitive practices relating to executive severance agreements.

Amendment to Stergiou Employment Agreement

The Stergiou Amendment amends the Stergiou Employment Agreement to provide that certain payments made to Dr. Stergiou as part of his change in control severance benefits will be paid in a lump sum payment. The terms of the Stergiou Employment Agreement remain unchanged in all other respects.

Amended and Restated Severance and Change of Control Letter Agreements with John Burns and Dragan Cicic

The Burns Agreement and the Cicic Agreement each amend and restate in their entirety the prior change of control severance agreements and non-change of control severance benefits applicable to Mr. Burns and Dr. Cicic, respectively.

Under the Burns Agreement and the Cicic Agreement, if Mr. Burns or Dr. Cicic, as applicable, is terminated by the Company without Cause or resigns for Good Reason, and such termination does not occur within the Change of Control Period (as defined below), the executive will be entitled to receive the following severance payments and benefits: (i) continuing severance pay equal to his then-current base salary for a period of nine months, payable in accordance with the Company’s normal payroll practices; (ii) a pro rata portion of his target bonus for the year of termination, payable in installments over the nine-month severance period; and (iii) reimbursement of COBRA premiums for continued participation in the Company’s medical and dental benefit plans for up to nine months following termination (or until the executive becomes eligible for coverage under another employer’s group health plan, if earlier).

Under the Burns Agreement and the Cicic Agreement, if Mr. Burns or Dr. Cicic, as applicable, is terminated by the Company (or its successor) without Cause or resigns for Good Reason within one month prior to, or one year following, a Change of Control (such period, the “Change of Control Period”), the executive will be entitled to receive the following severance payments and benefits: (i) a lump sum payment equal to 15 months of his then-current base salary; (ii) a lump sum payment equal to his target bonus for the year of termination; (iii) reimbursement of COBRA premiums for continued participation in the Company’s medical and dental benefit plans for up to 18 months following termination (or until the executive becomes eligible for coverage under another employer’s group health plan, if earlier); and (iv) immediate vesting in full of all then-unvested equity awards held by the executive as of the date of termination.

Receipt of the severance payments and benefits is conditioned upon the effectiveness of a separation and general release agreement in a form to be provided by the Company.

The foregoing descriptions of the Agreements do not purport to be complete and are qualified by reference to the full text of the Stergiou Amendment, the Burns Agreement and the Cicic Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
10.1	Amendment to Employment Agreement by and between the Company and Dr. Angelos Stergiou, dated as of June 24, 2026.
10.2	Amended and Restated Severance and Change of Control Letter Agreement by and between the Company and John Burns, dated as of June 24, 2026.
10.3	Amended and Restated Severance and Change of Control Letter Agreement by and between the Company and Dr. Dragan Cicic, dated as of June 24, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Date: June 25, 2026	By:	/s/ John T. Burns
		Name:	John T. Burns
		Title:	Senior Vice President, Chief Financial Officer